SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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First Financial Bancorp.
(Name of Registrant as Specified In Its Charter)

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FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS

To Be Held April 22, 2003

Hamilton, Ohio
March 28, 2003
To the Shareholders:

     The Annual Meeting of Shareholders of First Financial Bancorp. (the “Corporation”) will be held at the Manor House Banquet and Conference Center, 7440 Mason-Montgomery Road, Mason, Ohio 45040, on April 22, 2003, at 2:00 P.M., local time, for the following purposes:

1.	To elect the following five nominees as directors with terms expiring in 2006 (Class II): Richard L. Alderson, James C. Garland, Murph Knapke, Stanley N. Pontius and Barry S. Porter.

2.	To consider and act upon a proposal to amend Section 1.1 of the Corporation’s Amended and Restated Regulations regarding the Annual Meeting of Shareholders.

3.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     On February 25, 2003, there were 44,873,033 common shares outstanding. Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the Annual Meeting. Shareholders of record of the Corporation at the close of business on February 25, 2003, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

By Order of the Board of Directors,

/s/ Janie McCauley

Janie McCauley, Legal Officer
and Secretary

EVERY SHAREHOLDER’S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. A STAMPED, ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Approximate Date to Mail — March 28, 2003

     On behalf of the Board of Directors of First Financial Bancorp. (the “Corporation”), a Proxy is solicited from you to be used at the Corporation’s Annual Meeting of Shareholders (“Annual Meeting”) scheduled for April 22, 2003, at 2:00 P.M., local time, to be held at the Manor House Banquet and Conference Center, 7440 Mason-Montgomery Road, Mason, Ohio 45040.

     Proxies in the form enclosed herewith are being solicited on behalf of the Corporation’s Board of Directors. Proxies which are properly executed and returned will be voted at the Annual Meeting as directed. Proxies properly executed and returned which indicate no direction will be voted in favor of the proposals set forth in the Notice of Annual Meeting attached hereto and more fully described in this Proxy Statement. Proxies indicating an abstention from voting on any matter will be tabulated as a vote withheld on such matter and will be included in computing the number of common shares present for purposes of determining the presence of a quorum for the Annual Meeting. If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purpose of determining the presence of a quorum but not entitled to vote with respect to that matter. Any shareholder giving the enclosed Proxy has the power to revoke the same prior to its exercise by filing with the Secretary of the Corporation a written revocation or duly executed Proxy bearing a later date or by giving notice of revocation in open meeting.

VOTING SECURITIES

     As of February 25, 2003, the record date fixed for the determination of shareholders entitled to vote at the Annual Meeting, there were 44,873,033 common shares outstanding, which is the only outstanding class of capital stock of the Corporation. Each such share is entitled to one vote on each matter properly coming before the Annual Meeting.

PRINCIPAL SHAREHOLDERS

     The table below identifies all persons known to the Corporation to own beneficially more than 5% of the Corporation’s outstanding common shares.

	Amount and Nature of
Name and Address	Beneficial Ownership of	Percentage
of Beneficial Owner	Common Shares	of Class

First Financial Bank, National Association (1) 300 High Street Hamilton, Ohio 45012-0476	9,672,729	21.56%

Cincinnati Financial Corporation (2) 6200 South Gilmore Road Cincinnati, Ohio 45214	2,556,230	5.70%

(1)	These shares are held by First Financial Bank, N.A. (“First Financial Bank”) and other subsidiary banks (the “Trustees”) in their fiduciary capacity under various agreements. The Trustees have advised the Corporation that they have sole voting power for 9,579,102 shares, shared voting power for 0 shares, sole investment power for 4,370,722 shares and shared investment power for 4,849,338 shares. The Trustees hold 550,521 common shares in their fiduciary capacity that are beneficially owned by certain directors and executive officers and which are reported in the following table showing shareholdings of directors, executive officers and nominees for director.

(2)	Cincinnati Financial Corporation reports that it has sole voting power for 2,556,230 shares, shared voting for 0 shares, sole investment power for 2,556,230 shares and shared investment power for 0 shares.

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
AND NOMINEES FOR DIRECTOR

     As of February 25, 2003, the directors of the Corporation, including the five nominees for election as directors, the executive officers of the Corporation named in the Summary Compensation Table who are not also directors and all executive officers and directors of the Corporation as a group beneficially owned common shares of the Corporation as set forth below.

	Amount and Nature of Beneficial		Percentage
Name	Ownership of Common Shares (1)		of Class (5)

Richard L. Alderson	21,732
Martin J. Bidwell	21,709
Donald M. Cisle	496,134	(2)	1.1%
Corinne R. Finnerty	37,508
Carl R. Fiora	42,459	(3)
James C. Garland	28,114
Murph Knapke	12,931
Bruce E. Leep	386,141
Stephen S. Marcum	140,553	(4)
Stanley N. Pontius	353,122
Barry S. Porter	33,214
Steven C. Posey	73,824
Perry D. Thatcher	28,041
James C. Hall	108,850
Mark W. Immelt	131,803
C. Douglas Lefferson	81,820
C. Thomas Murrell, III	34,141
All executive officers, directors and	2,032,096		4.5%
nominees as a group (17 persons)

(1)	Includes shares subject to outstanding options which are exercisable by such individuals within 60 days as follows: Mr. Alderson 14,858 shares, Mr. Bidwell 17,326 shares, Mr. Cisle 21,053 shares, Ms. Finnerty 14,858 shares, Mr. Fiora 20,980 shares, Mr. Garland 14,858 shares, Mr. Knapke 8,663 shares, Mr. Leep 17,326 shares, Mr. Marcum 23,521 shares, Mr. Pontius 184,370 shares, Mr. Porter 14,858 shares, Mr. Posey 23,521 shares, Mr. Thatcher 14,858 shares, Mr. Hall 63,163 shares, Mr. Immelt 85,981 shares, Mr. Lefferson 42,362 shares, Mr. Murrell 17,500 shares and all executive officers, directors and nominees as a group 600,056 shares.

(2)	Seward-Murphy Inc., a corporation of which Mr. Cisle owns 46.64% of the outstanding voting power and his father, Don S. Cisle, Jr., owns 45.00% of the outstanding voting power, owns 458,850 common shares of the Corporation. Mr. Cisle disclaims beneficial ownership of those shares.

(3)	Of these, 3,017 shares are owned by Mr. Fiora’s wife, for which he disclaims beneficial ownership.

(4)	Of these, 12,654 shares are owned by Mr. Marcum’s wife, 40,827 shares are owned by their children and 36,894 shares are owned by Mr. Marcum as a trustee of a private foundation, for all of which he disclaims beneficial ownership. The shares do not include common shares held by Ohio Casualty Corporation of which Mr. Marcum is a director. Mr. Marcum disclaims beneficial ownership of those shares.

(5)	Percentages of class are listed only for those owning in excess of one (1%) percent.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

     The Board of Directors intends to nominate five persons as Class II Directors, each for a three-year term. Perry D. Thatcher, a director of the Corporation since 1997, is not standing for re-election pursuant to the Corporation’s policy that directors are not eligible for re-election after attaining age 70. The terms of the remaining directors in Classes III and I will continue as indicated below. It is intended that the accompanying Proxy will be voted for the election of Richard L. Alderson, James C. Garland, Murph Knapke, Stanley N. Pontius and Barry S. Porter, all incumbent directors. In the event that any one or more of such nominees becomes unavailable or unable to serve as a candidate, the accompanying Proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The five nominees for Class II Directors receiving the most votes at the Annual Meeting will be elected as Class II Directors.

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since

Nominees — Class II Directors – Term Expiring in 2006:

Richard L. Alderson, 54	Real estate investment and development; Director of Glove Specialties, Inc. (glove retailer); Former Trustee of Union Township, Butler County, Ohio; Director of First Financial Bank, Hamilton, Ohio. President of Miami University, Oxford, Ohio.	1997

James C. Garland, 60	President of RAZR Technology (a consulting business); Director of First Financial Bank, Hamilton, Ohio.	1996

Murph Knapke, 55	Owner of Knapke Law Office, Celina, Ohio; Director of Community First Bank & Trust, Celina, Ohio.	1983

Stanley N. Pontius, 56	President and Chief Executive Officer of First Financial Bancorp., Hamilton, Ohio; Chairman of First Financial Bank, Hamilton, Ohio; President of First Financial Bank (1993-1997); Chairman of the Board of Ohio Casualty Corporation (insurance holding company); held various positions at Bank One Corporation for a period of 20 years.	1991

Barry S. Porter, 65	Retired Chief Financial Officer/Treasurer of Ohio Casualty Corporation (insurance holding company) and its affiliated companies; Director of First Financial Bank, Hamilton, Ohio.	1988

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since

Class III Directors – Term Expiring in 2004:

Donald M. Cisle, 48	President of Don S. Cisle Contractor, Inc. (construction contractor) since 1989; Director of First Financial Bank, Hamilton, Ohio.	1996

Corinne R. Finnerty, 46	Partner in law firm of McConnell & Finnerty, North Vernon, Indiana (trial attorney); Director of Heritage Community Bank, Columbus, Indiana.	1998

Bruce E. Leep, 66	Chairman of Sand Ridge Bank, Schererville, Indiana; retired Chief Executive Officer of Sand Ridge Bank; Assistant Professor of English, Trinity Christian College, Palos Heights, Illinois.	1999

Class I Directors – Term Expiring in 2005:

Martin J. Bidwell, 45	President and Director of Magnode Corporation (maker of aluminum extrusions), Trenton, Ohio.	1999

Carl R. Fiora, 68	Retired President and Chief Executive Officer of Armco Steel Co., L.P.; formerly Area Vice President, Manufacturing and Services Group, Armco Inc. (diversified steel and energy company); Director of Russel Metals Inc. (metals distribution and processing company); Director of First Financial Bank, Hamilton, Ohio.	1987

Stephen S. Marcum, 45	Partner in Parrish, Fryman & Marcum Co., LPA, Hamilton, Ohio; Director of Ohio Casualty Corporation (insurance holding company) and First Financial Bank, Hamilton, Ohio.	1996

Steven C. Posey, 52	President of Posey Management Corp. DBA McDonald’s; President of Posey Property Company; Director of First Financial Bank, Hamilton, Ohio.	1997

(1)  Ages are listed as of December 31, 2002.

PROPOSAL TO AMEND SECTION 1.1 OF THE
AMENDED AND RESTATED REGULATIONS REGARDING
THE ANNUAL MEETING OF SHAREHOLDERS
(Item 2 on Proxy Card)

     The Board of Directors is recommending a change in the Corporation’s Amended and Restated Regulations. The Amended and Restated Regulations provide generally for the governance of the Corporation in accordance with the corporation laws of Ohio. At present, Section 1.1 of the Corporation’s Amended and Restated Regulations, as amended, provides that the regular annual meeting of shareholders be held at the Corporation’s principal office or such other place as the Board of Directors may designate, at 2:00 p.m., on the fourth Tuesday of April each year. In the judgment of the Board, the Amended and Restated Regulations require an amendment to provide the Board flexibility to set the date and time within the month of April for the annual meeting of shareholders. No other changes in the Amended and Restated Regulations are contained in this proposal. The Board of Directors proposes that Section 1.1 of the Amended and Restated Regulations be amended to read as follows:

SECTION 1.1. ANNUAL MEETING. The annual meeting of shareholders of the Corporation shall be held in the fourth month following the close of the Corporation’s fiscal year on such date, at such time, and at such place within or without the State of Ohio as the Board of Directors may from time to time determine. Notice of such meeting shall be mailed, postage pre-

paid at least ten days prior to the date thereof, addressed to each shareholder at his address appearing on the books of the Corporation.

     Since the number of shareholders of the Corporation has increased over the years, the Corporation’s principal office facilities can no longer accommodate the meeting. Therefore, the Corporation for its annual meeting must lease meeting facilities that are generally available to the public. The preferred meeting facilities may not be available on the fourth Tuesday of April at 2:00 p.m., and, thus, the Corporation may have to settle for less convenient and accommodating facilities in order to comply with the present Section 1.1 of the Amended and Restated Regulations. It is for this reason that the Board needs the flexibility to choose the date and time of the annual meeting of shareholders and recommends that Section 1.1 be amended as set forth above.

Recommendation

     Adoption of the proposed amendment to the Amended and Restated Regulations requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. The Board of Directors recommends a vote FOR the proposal.

Effect of Management Vote on Proposal

     Inasmuch as the directors and executive officers own beneficially 2,032,096 common shares, or 4.5% of the outstanding voting shares, their shares are not likely to have a material impact on whether this proposal is adopted.

MEETINGS OF THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

     During the last fiscal year, the Board of Directors held nine regularly scheduled meetings. All of the incumbent directors and each nominee standing for election attended 75% or more of those meetings and the meetings held by all board committees on which they served, during the periods that they served as directors.

     During the last fiscal year, each director received $10,000 in retainer fees. The retainer fees were paid to the directors in the Corporation’s common shares pursuant to the Corporation’s Director Fee Stock Plan. In addition to the retainer fees, each director received $500 per board meeting attended and, beginning April 23, 2002, $300 for each board meeting held via teleconference. Each non-employee director was paid $300 for each committee meeting attended and, beginning April 23, 2002, $200 for each committee meeting held via teleconference. The Corporation pays taxes imposed on directors’ fees by the City of Hamilton, Ohio. Pursuant to the First Financial Bancorp. 1999 Stock Option Plan for Non-Employee Directors, each non-employee director receives in the year in which he or she is elected initially or re-elected to the Board of Directors an option to purchase 8,663 common shares. The exercise price for each option granted is 100% of the fair market value on the date of grant.

     The Board of Directors has a standing Executive Committee, a Compensation Committee, an Audit Committee, and, as of January 28, 2003, a Governance Committee.

     The Executive Committee, in the recess of the Board, has the authority to act upon most corporate matters subject to Board approval. Until January 28, 2003, the Executive Committee acted as the Nominating Committee and made recommendations to the Board regarding nominees for election as directors of the Corporation, including the five nominees standing for election at the Annual Meeting. The members of the Executive Committee are Donald M. Cisle, Bruce E. Leep, Stephen S. Marcum and Stanley N. Pontius. The Executive Committee held three meetings during the fiscal year.

     On January 28, 2003, the Board of Directors formed a Governance Committee, which, effective as of the date of its formation, will act as the Nominating Committee, a role previously filled by the Executive Committee. The

Governance Committee will have such additional duties as the Board of Directors may delegate to it at a later time. The members of the Governance Committee are Martin J. Bidwell, Corinne R. Finnerty, Carl R. Fiora and James C. Garland.

     In connection with the 2004 Annual Meeting of Shareholders, the Governance Committee will consider nominees for election as directors recommended by shareholders provided that notice of a proposed nomination is received by the Corporation no later than January 24, 2004. Notice of a proposed nomination must include the information required by the Amended and Restated Regulations of First Financial Bancorp. and should be sent to First Financial Bancorp., Attention: Janie McCauley, Legal Officer and Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.

     The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation (the “named executive officers”) and all benefit plans of the Corporation. The members of the Compensation Committee are Martin J. Bidwell, Donald M. Cisle, Bruce E. Leep, Stephen S. Marcum and Barry S. Porter. The Compensation Committee held five meetings during the fiscal year.

     The Audit Committee operates pursuant to a written charter that was adopted by the Board of Directors. The members of the Audit Committee are Martin J. Bidwell, Donald M. Cisle, Corinne R. Finnerty, Carl R. Fiora, Barry S. Porter and Perry D. Thatcher. Each member of the Audit Committee is an independent director as that term is defined under the rules of the National Association of Securities Dealers. The Committee held six meetings during the fiscal year.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter, the Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Corporation’s independent auditors, Ernst & Young LLP (“Ernst & Young”), are responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements to generally accepted accounting principles.

     In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee discussed with Ernst & Young those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the Committee received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

     The Committee discussed with the Corporation’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Committee met with the internal auditors and with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission (“SEC”). The Committee recommended and the Board has approved the selection of Ernst & Young as the Corporation’s independent auditors.

AUDIT COMMITTEE

Barry S. Porter, Chairperson	Corinne R. Finnerty
Martin J. Bidwell	Carl R. Fiora
Donald M. Cisle	Perry D. Thatcher

INDEPENDENT AUDITORS AND FEES

     The Board of Directors has reappointed Ernst & Young as independent auditors to audit the financial statements of the Corporation for the current fiscal year. Management expects that representatives of that firm will be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The following table sets forth the aggregate fees billed to the Corporation for the last fiscal year by the Corporation’s independent auditors.

Audit Fees	$200,000
Audit-Related Fees	388,870	(1	)(2)
Tax Fees	190,545	(2)
All Other Fees	0

Total	$779,415

(1)	Includes internal audit outsourcing through June 30, 2002, common trust fund audits and employee benefit plan audits.

(2)	The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining Ernst & Young’s independence.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned during the last three completed fiscal years by the named executive officers as of December 31, 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
				Other	Restricted	Securities	All Other
				Annual	Stock	Underlying	Compen-
Name and				Compensation	Award(s)	Options/	sation
Principal Position	Year	Salary($)	Bonus ($)	($)(1)	($)(2)(3)	SARs (#)	($)(4)

Stanley N. Pontius	2002	$514,443	$207,612	$498	$494,001	10,000	$33,533
President and Chief	2001	493,219	81,647	460	454,432	10,500	31,032
Executive Officer	2000	472,250	135,580	487	97,721	64,050	30,787
James C. Hall	2002	235,673	71,621	0	215,000	10,000	18,468
Executive Vice President	2001	199,327	24,536	0	151,798	7,875	27,696
	2000	156,635	24,508	0	30,431	20,265	23,437
Mark W. Immelt	2002	271,793	54,479	202	260,993	10,000	17,149
Senior Vice President	2001	260,577	35,069	180	240,186	10,500	15,646
	2000	249,995	51,250	167	51,626	33,810	13,849
C. Douglas Lefferson	2002	170,000	51,510	0	170,005	10,000	12,956
Senior Vice President and	2001	128,517	16,549	0	115,289	10,500	3,996
Chief Financial Officer	2000	110,190	15,801	0	18,438	12,127	3,366
C. Thomas Murrell, III	2002	166,635	43,882	0	159,994	10,000	3,695
Senior Vice President	2001	107,692	10,152	0	0	7,500	1,280
and Chief Lending Officer (5)	2000	0	0	0	0	0	0

(1)	Represents amounts paid by the Corporation for taxes imposed on directors’ fees by the City of Hamilton, Ohio. Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the individual for that year.

(2)	The number and value of the aggregate restricted stock holdings, as of December 31, 2002, of the named executive officers are, respectively, as follows: Mr. Pontius, 55,571 shares and $910,809; Mr. Hall, 21,342 shares and $349,795; Mr. Immelt, 29,364 shares and $481,276; and Mr. Lefferson, 16,333 and $267,698; and Mr. Murrell, 9,302 shares and $152,460. Dividends will be paid on the restricted stock reported in this column (f).

(3)	The restricted stock awards reported in column (f) for 2001 and 2002 vest according to the following schedule: 25% of the shares vest one year from the date of the award, 25% of the shares vest two years from the date of the award, 25% of the shares vest three years from the date of the award, and 25% of the shares vest four years from the date of the award.

(4)	Represents directors’ fees, the Corporation’s contribution to the Thrift Plan and insurance premiums paid by the Corporation under the Endorsement Method Split Dollar Plan Agreement. Thrift Plan contributions and insurance premiums paid during fiscal 2002 for each named executive officer were, respectively, as follows: Mr. Pontius, $5,100 and $3,033; Mr. Hall, $5,350 and $518; Mr. Immelt, $5,500 and $1,749; Mr. Lefferson, $5,100 and $356; and Mr. Murrell, $2,504 and $1,192. Mr. Pontius received $14,500 in directors’ fees for serving as a director of the Corporation, of which $10,000 was paid in the Corporation’s common shares pursuant to the First Financial Bancorp. Director Fee Stock Plan. Mr. Pontius also received $9,900 in directors’ fees for serving as Chairman of the Board of First Financial Bank and $1,000 for serving as a director of both First Southwestern Asset Management and First Southwestern Asset Holding. Mr. Hall, Mr. Immelt, and Mr. Lefferson also received directors’ fees for serving as directors of various subsidiaries of the Corporation in the following amounts: Mr. Hall $12,600, Mr. Immelt $9,900, and Mr. Lefferson $7,500.

(5)	Mr. Murrell’s employment with the Corporation began in April 2001.

Employment Agreements

     The Corporation has employment agreements with each of the five named executive officers. The term of each agreement ends upon the earlier of (i) the fifth anniversary of its execution date (or first anniversary in the case of Mr. Murrell), (ii) the date of the named executive officer’s retirement, death or total and permanent disability, or (iii) the completion of full payment of all benefits under the agreement. Absent the named executive officer’s death, total and permanent disability or retirement, the agreement renews annually from and after the fifth anniversary of its commencement date unless written notice to the contrary is given by the named executive officer or the Corporation at least six months prior to the expiration of the term, including any extension thereof. (Mr. Murrell’s agreement renews for a one-year term on the first anniversary of the commencement date and for a two-year term on the second anniversary.)

     Upon one month’s advance written notice, the Corporation may terminate the named executive officer’s employment with or without Cause and the named executive officer may terminate his or her employment with or without Good Reason. “Cause” means a willful engaging in gross misconduct materially and demonstrably injurious to the Corporation, and “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Corporation. “Good Reason” means: (a) a change in the duties of the named executive officer’s position or the transfer to a new position in violation of the terms of the agreement; (b) a substantial alteration in the nature or status of the named executive officer’s responsibilities in violation of the agreement; (c) a reduction in the named executive officer’s base salary; (d) refusal by the Corporation or its successor to renew the term of the agreement for any reason prior to the named executive officer reaching his or her normal retirement date under the Corporation’s retirement plan; or (e) changes in the named executive officer’s “employment benefits” in violation of the terms of the agreement.

     In the event that the Corporation terminates a named executive officer’s employment without Cause or the named executive officer voluntarily terminates his or her employment for Good Reason and the named executive officer provides the Corporation with a release and a covenant not to sue for all claims arising out of the named executive officer’s employment and termination of employment, the named executive officer shall receive the following benefits: (i) his or her base salary for a period of 24 months (in the case of the Chief Executive Officer, 36 months and, in the case of the Chief Lending Officer, 12 months) from the date of termination of employment (such period being the “Severance Pay Period”); (ii) if the named executive officer has participated in the Corporation’s Performance Incentive Compensation Plan for a complete calendar year, an incentive compensation payment in one lump sum in an amount equal to 2.0 times (in the case of the Chief Executive Officer, 3.0 times and, in the case of the Chief Lending Officer, 1.0 times) the percentage of the incentive payment made or required to be made for the calendar year pursuant to the Performance Incentive Compensation Plan immediately preceding the calendar year in which the termination of employment occurs; and (iii) (except with respect to the Chief Lending Officer) if such termination of employment occurs within 12 months after a “change in control” of the Corporation, a payment in one lump sum in an amount equal to the following: (A) with respect to any shares subject to an option granted as of the time of the “change in control” under the Corporation’s 1991 Stock Incentive Plan (the “1991 Incentive Plan”) that the named executive officer cannot exercise as a result of the termination of employment, the difference between the fair market value of such common shares determined as of the date of termination of employment and the option exercise price, and (B) with respect to any restricted stock granted under the 1991 Incentive Plan as of the time of the change in control which the named executive officer forfeits as a result of the termination of his or her employment, the fair market value of such restricted shares determined as of the date of termination of employment and as if all restrictions had been removed.

     In addition, solely for purposes of the Corporation’s Endorsement Method Split Dollar Agreement (the “Split Dollar Agreement”), the duration of the Severance Pay Period shall be considered as if it were active employment for purposes of determining whether the named executive officer is eligible to receive a retirement benefit under the early retirement provisions of the Corporation’s retirement plan. If the date of termination of employment is within 12 months after a change in control, the named executive officer will receive a payment (the “Split Dollar Payment”) within 90 days of the date of termination of employment in one lump sum equal to the present value of the death benefit he or she would have received under the Split Dollar Agreement determined as if he or she were eligible to receive a retirement benefit under the early retirement provisions of the Corporation’s retirement plan, based on age and years of service at the end of the Severance Pay Period, and had died at age 75 when the Split Dollar Agreement was still in effect. Present value will be determined using a discount rate of 7%. Notwithstanding the foregoing, if the named executive officer elects to receive an assignment of the policy under the Split Dollar Agreement, the Split Dollar Payment shall be applied to the cash payment to the Corporation required under the Split Dollar Agreement, and any portion of the Split Dollar Payment in excess of the amount required to be paid to the Corporation shall be paid to such named executive officer.

     In the event that the Corporation terminates a named executive officer’s employment for Cause or the named executive officer terminates his or her employment without Good Reason, upon the date of termination of employment, the named executive officer shall be eligible to receive only those benefits provided in accordance with the plans and practices of the Corporation that are applicable to employees generally. Any disputes concerning the reason for termination and any other claims arising during the course of employment will be resolved through binding arbitration.

     If the receipt of any payments described above, in combination with any other payments to a named executive officer from the Corporation (other than the Chief Lending Officer), shall, in the opinion of independent tax counsel selected by the Corporation, result in liability for the payment by the named executive officer of any excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code (the “Code”), the Corporation will pay to the named executive officer within 60 days of the date his or her employment terminates an additional amount equal to the amount of such excise tax and the additional federal, state and local income taxes for which he or she will be liable as the result of this additional payment.

     During the term of the named executive officer’s employment and for a period of six months following termination of the named executive officer’s employment for any reason other than by the Corporation for Cause, the named executive officer has agreed not to compete with the Corporation’s banking and lending businesses in the states of Ohio, Indiana, Michigan or Kentucky.

     The following table shows all individual grants of stock options to the named executive officers of the Corporation during the fiscal year ended December 31, 2002.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value
					(Gain) at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term (1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	% of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price (2)	Expiration	5%	10%
Name	Granted (#)	Fiscal Year	($/Sh)	Date	$28.02	$44.61

Stanley N. Pontius	10,000	4.0%	$17.20	2012	$108,200	$274,100
James C. Hall	10,000	4.0%	17.20	2012	108,200	274,100
Mark W. Immelt	10,000	4.0%	17.20	2012	108,200	274,100
C. Douglas Lefferson	10,000	4.0%	17.20	2012	108,200	274,100
C. Thomas Murrell, III	10,000	4.0%	17.20	2012	108,200	274,100

(1)	As required by rules of the SEC, potential values stated are based on the prescribed assumption that the Corporation’s common shares will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159% resulting in values of approximately $28.02 and $44.61), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Corporation’s common shares. As an alternative to the assumed potential realizable values stated in the above table, the SEC rules would permit stating the present value of such options at date of grant. Methods of computing present values suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Corporation are not transferable, there is no objective criteria by which any computation of present value can be verified. Consequently, the Corporation’s management does not believe there is a reliable method of computing the present value of such stock options.

(2)	All options are granted at 100% of fair market value on the date of grant. The options are exercisable during a period commencing one year after the date of grant and ending on the date specified in the option which, in no event, is later than 10 years after the date of grant, provided that the optionee remained in the employment of the Corporation or its affiliates. The option exercise period may be shortened upon an optionee’s disability, retirement or death. Shares acquired upon option exercise must be held one year from the date of exercise.

     The following table shows aggregate option exercises in the last fiscal year and year-end values.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)		(e)
			Number of Securities
			Underlying
			Unexercised		Value of Unexercised
			Options/SARs		In-the-Money Options/SARs
			at FY-End (#)		at FY-End ($)(2)
	Shares
	Acquired	Value	Exercisable (E)/		Exercisable (E)/
Name Name	on Exercise (#)	Realized ($)(1)	Unexercisable (U)		Unexercisable (U)

Stanley N. Pontius	0	$0	176,679	(E)	$137,182	(E)
			10,000	(U)	0	(U)
James C. Hall	1,400	13,435	55,613	(E)	94,103	(E)
			10,000	(U)	0	(U)
Mark W. Immelt	0	0	77,136	(E)	18,668	(E)
			10,000	(U)	0	(U)
C. Douglas Lefferson	0	0	32,362	(E)	18,542	(E)
			10,000	(U)	0	(U)
C. Thomas Murrell, III	0	0	7,500	(E)	7,658	(E)
			10,000	(U)	0	(U)

(1)	Aggregate market value on the exercise date of shares covered by the option less the aggregate price paid by the named executive officer.

(2)	Values stated reflect gains on outstanding options based on the fair market value of $16.39 per common share of the Corporation on December 31, 2002.

     The Corporation has no long term incentive plans relating to future compensation of the named executive officers other than the 1991 Incentive Plan and the First Financial Bancorp. 1999 Stock Incentive Plan for Officers and Employees (the “1999 Incentive Plan”).

Personal Benefits

     The named executive officers of the Corporation receive certain fringe benefits, such as participation in group medical and life insurance programs, which are generally available to employees of the Corporation and its subsidiaries on a non-discriminatory basis. In addition, the named executive officers are reimbursed for business-related expenses they incur (including certain club dues and expenses), and some of the named executive officers also have the use of Corporation-owned automobiles. Management believes that the costs of reimbursement of such expenses and providing such automobiles constitute ordinary and necessary business expenses that facilitate job performance and minimize work-related expenses incurred by the named executive officers. The named executive officers have included in their taxable income the cost of personal use of Corporation-owned automobiles. Management has concluded that the aggregate amount of such personal benefits does not exceed the lesser of $50,000 with respect to any named executive officer or 10% of the compensation of such person.

Benefit Plans

     The Corporation has a thrift plan, a retirement plan and a supplemental retirement plan. It also maintains the Split Dollar Agreements which cover the named executive officers and certain other management employees. The retirement plan and the thrift plan cover the majority of the employees of the Corporation and its subsidiaries, including the officers of the Corporation. All employees who are 21 years of age and have had one year of service are covered by the retirement plan. Among the named executive officers, the supplemental retirement plan covers Stanley N. Pontius, James C. Hall and Mark W. Immelt.

     The thrift plan is voluntary and participants may contribute to the plan. The Corporation’s subsidiaries’ contributions are 50% of each participant’s contribution limited to 3% of base salary of each participant and become fully vested when made. All employees, however, may contribute to the plan in excess of the matching contributions up to 47% of base salary unless limited by law or regulation.

     Under the retirement plan and supplemental retirement plan, amounts that are payable to persons in selected remuneration and service classifications at normal retirement age are:

Estimated Annual Benefits
For Years of Credited Service Indicated (1)(2)(3)

Average
Annual Salary	10	15	20	25	30	35	40 or more

$125,000	$19,582	$29,373	$39,164	$48,579	$57,995	$67,411	$74,599
175,000	28,082	42,123	56,164	69,829	83,495	97,161	107,224
225,000	36,582	54,873	73,164	91,079	108,995	126,911	139,849
275,000	45,082	67,623	90,164	112,329	134,495	156,661	172,474
325,000	53,582	80,373	107,164	133,579	159,995	186,411	205,099
375,000	62,082	93,123	124,164	154,829	185,495	216,161	237,724
425,000	70,582	105,873	141,164	176,079	210,995	245,911	270,349
475,000	79,082	118,623	158,164	197,329	236,495	275,661	302,974
525,000	87,582	131,373	175,164	218,579	261,995	305,411	335,599
575,000	96,082	144,123	192,164	239,829	287,495	335,161	368,224
625,000	104,582	156,873	209,164	261,079	312,995	364,911	400,849
675,000	113,082	169,623	226,164	282,329	338,495	394,661	433,474
725,000	121,582	182,373	243,164	303,579	363,995	424,411	466,099
775,000	130,082	195,123	260,164	324,829	389,495	454,161	498,724

(1)	The compensation covered by the retirement plan is defined as the cash remuneration paid to an employee. The cash remuneration paid to the named executive officers during the prior fiscal year is equal to the compensation reported in columns (c) and (d) of the Summary Compensation Table after adjustment for amounts actually paid during fiscal year 2002. The current covered compensation and the credited years of benefit service under the plans, which can be used to compute the estimated annual benefit for each of the named executive officers, are as follows: Stanley N. Pontius — $604,343 and 12 years; James C. Hall — $267,752 and 11 years; Mark W. Immelt — $312,748 and 6 years; C. Douglas Lefferson — $191,527 and 17 years; and C. Thomas Murrell, III — $181,153 and 2 years.

(2)	In the retirement plan, participants are 100% vested after five years of credited service. The normal retirement benefit at the normal retirement age of 65, effective January 1, 1989, is 1.1% of the average monthly compensation multiplied by years of service (maximum of 40), plus .6% of average monthly compensation greater than Social Security covered compensation multiplied by years of service (maximum of 35). Average monthly compensation is the average monthly compensation for the five consecutive plan years which produce the highest average. The estimated benefits accrued during the year under the retirement plan for each of the named executive officers are not actuarially ascertainable under the methods used for calculation of the cost to the Corporation by the actuaries.

(3)	As a result of the provisions of the Code, maximum annual compensation for which benefits will be paid under the retirement plan is $200,000 and maximum annual benefits under the retirement plan are $160,000 (for 2002). All of the named executive officers except Mr. Lefferson and Mr. Murrell participate in the supplemental retirement plan. The benefit under the supplemental retirement plan is equal to the difference between the annual benefit payable under the retirement plan without regard to the limits imposed by the Code upon qualified plans and the maximum annual benefit payable under the retirement plan upon the executive’s retirement.

     The Split Dollar Agreement is an endorsement method split dollar arrangement which applies to a life insurance policy owned by the Corporation which, upon a named executive officer’s death, first pays the Corporation the premiums which the Corporation paid for the policy, and then pays the named executive officer’s beneficiary a death benefit equal to three times the executive’s base salary in effect at his or her death. If the named executive officer terminated employment before death and, when employment terminated, he or she was eligible to receive an immediate retirement benefit under the early retirement provisions of the Corporation’s retirement plan and had been employed for at least five years, the Corporation keeps the policy in force until the executive’s death and the death benefit is equal to three times the executive’s base salary at the time of his or her termination of employment. In either case, any amounts payable under the policy after the payment to the named executive officer’s beneficiary are paid to the Corporation.

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total return of the Corporation with that of companies that comprise the Nasdaq Market Index (the “Nasdaq Market Index”) and a peer group comprised of all actively traded bank holding companies in Ohio and Indiana (the “Peer Group”). The information presented assumes that dividends are reinvested. The returns of the issuers comprising the Peer Group have been weighted according to their respective stock market capitalization.

	1997	1998	1999	2000	2001	2002

FIRST FINANCIAL BANCORP	$100.00	$134.73	$107.37	$88.34	$95.25	$91.58

PEER GROUP	100.00	106.91	89.11	105.85	107.70	109.87

NASDAQ MARKET INDEX	100.00	141.04	248.76	156.35	124.64	86.94

     The Peer Group is comprised of 1st Source Corporation, Belmont Bancorp., Charter One Financial, Inc., CNBC Bancorp, Community Bank Shares of Indiana, Inc., Fifth Third Bancorp, First Citizens Banc Corp, First Financial Corporation, First Financial Bancorp., First Indiana Corporation, First Merchants Corporation, Firstmerit Corporation, German American Bancorp, GLB Bancorp, Inc., Home Federal Bancorp, Horizon Bancorp, Huntington Bancshares Incorporated, Integra Bank Corporation, Irwin Financial Corporation, Keycorp, Lakeland Financial Corporation, LNB Bancorp, Inc., Mainsource Financial Group, Metrobancorp, Monroe Bancorp, National City Corporation, Oak Hill Financial, Inc., Ohio Valley Banc Corp, Old National Bancorp, Park National Corporation, Peoples Bancorp Inc., Provident Financial Group, Inc., Rurban Financial Corp., Second Bancorp Incorporated, Sky Financial Group, Inc., Tower Financial Corporation, United Bancorp, Inc., United Bancshares, Inc., Unizan Financial Corp., and Wayne Bancorp, Inc.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee’s goal in setting executive compensation is to provide incentives to the Corporation’s executive officers to increase shareholder value. To achieve this goal, the Compensation Committee authorizes base salaries that are competitive with those set at bank holding companies of comparable size and performance and uses programs that personally reward executives for corporate financial results (i) that are competitive with peer group bank holding companies and (ii) that have benefited the Corporation’s shareholders.

     During the 2002 fiscal year, the components of the Corporation’s Executive Compensation program were base salary, a Performance Incentive Compensation Plan (“PIC”) and the 1999 Incentive Plan.

     The Compensation Committee uses the compensation research services of companies, such as Buck Consultants and SNL Securities, to assist in determining appropriate compensation for the named executive officers of the Corporation. The Compensation Committee reviews data regarding cash compensation, including bonuses and/or incentive payments, and stock option grants to executive officers of commercial banks and bank holding companies. As part of its review, the Compensation Committee compares the compensation of the named executive officers to the compensation of executive officers of a peer group of banks and bank holding companies. The Compensation Committee also reviews data regarding the performance of companies in the peer group, specifically, return on average equity and total shareholder return.

     After review of the information noted above, comparisons of peer group banks, and a detailed salary history for the named executive officers, the Compensation Committee determined the 2002 base salaries for the named executive officers. Mr. Pontius, Mr. Immelt and Mr. Murrell were approved for increases of 4.3%, the national average executive salary increase in 2002, as projected by Buck Consultants. It was noted that Mr. Hall’s base salary was low in the pay range for an executive vice president, and he was therefore granted a 10% increase. Mr. Lefferson was promoted to Senior Vice President and Chief Financial Officer in December of 2001, with a promotional increase of 35%, and therefore was not considered for any additional salary increase in 2002. The base salary increases for Mr. Pontius, Mr. Immelt, Mr. Murrell and Mr. Hall were approved by the full Board of Directors and became effective in January 2002.

     The Corporation’s PIC Plan is designed to reward key executives throughout the Corporation for achieving established corporate goals. The PIC Plan assigns maximum “points” (each point is one percent of year-end base salary) based on that officer’s level of responsibility and the asset size of his or her affiliate. The Compensation Committee set the maximum PIC awards for the named executive officers in 2002. The targeted performance goals for 2002 for Mr. Pontius, Mr. Hall, Mr. Lefferson and Mr. Murrell included increase in earnings per share, return on equity, return on assets, stock price and book value for the Corporation. The performance goals for Mr. Immelt, who serves as President and Chief Executive Officer of First Financial Bank, included net increase in earnings, return on assets, increase in net interest income and noninterest income, efficiency and managing loan loss reserves to an appropriate level for First Financial Bank. The full Board of Directors approved both the performance goals and the maximum PIC points for the named executive officers of the Corporation. For 2002 performance results, Mr. Pontius, President and Chief Executive Officer of the Corporation, was awarded 38 points out of his potential maximum of 50 points. The points awarded out of the potential maximum points for each of the other named executive officers were as follows: Mr. Hall, 28 points out of 35; Mr. Immelt, 17.7 points out of 35; Mr. Lefferson, 28 points out of 35; and Mr. Murrell, 24 points out of 30.

     In 2002, as in past years, all employees of the Corporation and all employees of the lead bank, First Financial Bank, received a year-end bonus. The bonus was 3% of base pay earned for all employees, except officers at the level of vice president or above who received 2.3%. The named executive officers of the Corporation received 2.3%. The Board of Directors of First Financial Bank approved the year-end bonus for 2002.

     The 1999 Incentive Plan provides for incentive compensation to executive officers that is tied to the enhancement of shareholder value. Under the 1999 Incentive Plan, the Compensation Committee determined and approved, in January 2002, incentive stock options and restricted stock awards for the named executive officers. The Committee awarded Mr. Pontius an incentive stock option and a restricted stock award based on the Committee’s subjective evaluation of Mr. Pontius’s performance taking into consideration the Corporation’s profitability and overall 2001 financial performance. The Committee determined the stock options and restricted stock awards for the other named executive officers based upon Mr. Pontius’s recommendation, which takes into account the individual officer’s level of responsibility and contribution to the Corporation’s earnings.

     Regarding the compensation of Mr. Pontius, based on the foregoing, Mr. Pontius received his base salary, a PIC award of $195,799, an incentive stock option for 10,000 common shares and a restricted stock award of 28,721 common shares.

     Section 162(m) of the Internal Revenue Code generally disallows a corporate tax deduction for annual compensation paid to executive officers to the extent that it exceeds $1,000,000. The annual compensation paid to Mr. Pontius and the other named executive officers for fiscal year 2002 did not reach the $1,000,000 threshold. Therefore, the Committee believes that all compensation paid for 2002 to Mr. Pontius and the other named executive officers is deductible under the Code.

COMPENSATION COMMITTEE

Bruce E. Leep, Chairperson	Stephen S. Marcum
Martin J. Bidwell	Barry S. Porter
Donald M. Cisle

ANNUAL REPORT

     The Corporation’s financial statements are not included in this Proxy Statement as they are not deemed material to the exercise of prudent judgment by the shareholders with respect to any proposal to be submitted at the Annual Meeting. The Corporation’s Annual Report for the year ended December 31, 2002, is being mailed to each shareholder with the Proxy and Proxy Statement, but such Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the Proxy soliciting material.

SHAREHOLDER PROPOSALS

     If an eligible shareholder wishes to present a proposal to be included in the Corporation’s Proxy Statement and form of Proxy relating to the 2004 Annual Meeting of Shareholders, it must be presented to management by certified mail, written receipt requested, not later than November 29, 2003. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder who intends to propose any other matter to be acted upon at the 2004 Annual Meeting of Shareholders must inform the Corporation no later than February 12, 2004. If notice is not provided by that date, the person(s) named in the Corporation’s Proxy for the 2004 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2004 Annual Meeting. Proposals should be sent to First Financial Bancorp., Attention: Janie McCauley, Legal Officer and Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers, directors and persons who own more than 10 percent of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Corporation’s review of the copies of such forms that it has received and written representations from certain reporting persons that they were not required to file a Form 5 for the specified fiscal year, the Corporation believes that all its officers, directors and greater than 10 percent shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2002, except as follows: J. Franklin Hall, Vice President and Controller, filed one late report on Form 3, Initial Statement of Beneficial Ownership of Securities, in September 2002. In addition, Mr. Hall over-reported the number of options previously granted to him on both the Form 3 and on two Forms 4 filed in January 2003. Mr. Hall has filed a late Form 5 and an amended Form 4 to delete the over-reported options.

     Also, in connection with its preparation of this Proxy Statement, the Corporation undertook a review to reconcile the share ownership of the executive officers and directors shown in this Proxy Statement with the ownership reflected in the Section 16(a) reports filed on each such person’s behalf. The review revealed that two non-market transactions (gifts to charities) were made by Mr. Bruce E. Leep in 2000 and 2001 for which Forms 5 were not filed on a timely basis. Mr. Leep’s ownership was further overstated by an additional number of common shares as a result of a share dividend in April 2001. Mr. Leep has filed an amended Form 4 and late Forms 5 reflecting these transactions. The review also revealed two market purchases of shares held indirectly by Mr. Steven C. Posey in an IRA in 2000 and 2003 that were not timely reported and a further understatement by an additional number of common shares as a result of a share dividend in April 2001. In addition, four market sales of common shares held in an irrevocable trust for the benefit of Mr. Posey’s children were not timely reported. Mr. Posey’s ownership was further overstated by an additional number of common shares as a result of a share dividend in April 2001. Mr. Posey has filed a late Form 4 to reflect the 2003 purchase and late Forms 5 to reflect the other transactions.

TRANSACTIONS WITH RELATED PARTIES

     Some of the officers and directors of the Corporation and the companies with which they are associated were customers of the banking subsidiaries of the Corporation. The loans to such officers and directors and the companies with which they are associated (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

     The subsidiaries of the Corporation have had, and expect to have in the future, banking transactions in the ordinary course of business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

     Two directors of the Corporation are members of law firms that provide legal services to subsidiaries of the Corporation. Corinne R. Finnerty is a partner in the law firm of McConnell & Finnerty, which has been retained by Heritage Community Bank and First Financial Bank during the prior fiscal year and the current fiscal year. During the prior fiscal year, the Corporation’s subsidiaries paid McConnell & Finnerty $70,770 in legal fees. Stephen S. Marcum is a member of the law firm of Parrish, Fryman & Marcum Co., LPA, which has been retained by First

Financial Bank during the prior fiscal year and the current fiscal year. During the prior fiscal year, First Financial Bank paid Parrish, Fryman & Marcum Co., LPA $209,891 in legal fees.

     A SHAREHOLDER OF THE CORPORATION MAY OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AND AS FILED WITH THE SEC WITHOUT CHARGE BY SUBMITTING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS:

FIRST FINANCIAL BANCORP
Attention:Janie McCauley, Legal Officer
and Secretary
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

     Management and the Board of Directors of the Corporation know of no business to be brought before the meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy on such matters in accordance with their best judgment.

     The expense of proxy solicitation will be borne by the Corporation. Proxies will be solicited by mail and may be solicited, for no additional compensation, by some of the officers, directors and employees of the Corporation or its subsidiaries, by telephone or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares of the Corporation and will be reimbursed for their related expenses.

By Order of the Board of Directors,

/s/ Janie McCauley

Janie McCauley, Legal Officer
and Secretary

March 28, 2003

PLEASE MARK VOTES
X AS IN THIS EXAMPLE

REVOCABLE PROXY
FIRST FINANCIAL BANCORP.

ANNUAL MEETING OF SHARHOLDERS – April 22, 2003

     Each undersigned shareholder of First Financial Bancorp. (the “Corporation”) hereby constitutes and appoints Wanda R. Lady and Frank M. Peters or either of them, with full power of substitution in each of them, the proxy or proxies of the undersigned to vote only at the Annual Meeting of Shareholders of the Corporation to be held at the Manor House Banquet and Conference Center, 7440 Mason-Montgomery Road, Mason, Ohio 45040, on April 22, 2003, at 2:00 P.M., local time, and at any adjournment thereof, all of the shares of the Corporation which the undersigned would be entitled to vote if personally present at such meeting or any adjournment thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:

1.	The election as directors of all nominees listed (except as marked to the contrary below):

___FOR

___WITHHOLD

___FOR ALL EXCEPT

CLASS II EXPIRING IN 2006: Richard L. Alderson, James C. Garland, Murph Knapke, Stanley N. Pontius and Barry S. Porter.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	The amendment to Section 1.1 of the Corporation’s Amended and Restated Regulations:

___FOR

___AGAINST

___ABSTAIN

3.	To consider and act upon, in their discretion, such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES FOR DIRECTOR.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying Proxy Statement is hereby acknowledged.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST FINANCIAL BANCORP.

The signature or signatures on this Proxy should be the same as the name or names which appear hereon. Persons signing in a fiduciary capacity should give full title as such.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.